Ceramics Process Systems Corporation
Grant Bennett
President
111 South Worcester Street
Chartley, MA 02712
Telephone: (508) 222-0614 ext 18
Fax: (508) 222-0220
Web Site: www.alsic.com

CERAMICS PROCESS SYSTEMS ANNOUNCES SECOND QUARTER 2006 RESULTS

Chartley, Massachusetts, August 2, 2006. Ceramics Process Systems Corporation (CPS) (OTC Bulletin Board: CPSX) today announced net income of $64 thousand or $0.01 per basic and $0.00 per diluted common share, on revenue of $2.6 million for the fiscal quarter ended July 01, 2006. This compares with net income of $106 thousand, or $0.01 per basic and diluted common share on revenue of $1.8 million for the fiscal quarter ended June 25, 2005.

Grant Bennett, President, said: "We are delighted with the 47% increase in revenues in Q2 2006 compared to the same period a year ago. The increase in revenues came from higher demand for existing products as well as demand for new products which entered production in Q2 2006. Demand increased for flip-chip heat spreaders, motor controller baseplates, and wireless basestation components compared to the same period a year ago. Customer-provided forecasts as of the end of Q2 2006 suggest that demand should continue through the rest of this year at levels similar to Q2; of course there is no guarantee this will be the case."

"Q2 2006 profitability was reduced by expenses incurred in preparation for the introduction of certain new products in the second half of the year, by lower than typical yields on a new product which entered production in Q2 2006, and by an accrual for non-recurring expenses. Yields on the new product which entered production in Q2 2006 have increased and we anticipate this product will have higher gross margins in Q3 and Q4 of this year," said Bennett.

Looking longer term, we actively seek additional new end markets for AlSiC and AlSiC-related products on an on-going basis. Consequently, we maintain a portfolio of potential new opportunities. We are pleased that in Q2 2006 there were positive developments of significance in two of these potential new end markets. We believe we will be successful in penetrating new end markets, and that these opportunities will generate growth longer term," said Bennett.

CPS develops, manufactures and markets advanced metal-matrix composites for housing and providing thermal management of high-density electronics. The Company`s products are primarily used in high-density microprocessor assemblies, wireless basestations, motor controllers, and satellite communications.

This release may contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, fluctuations in customer demand and changing general economic or business conditions in 2006, or a downturn in the electronics industry.
CERAMICS PROCESS SYSTEMS CORPORATION
(CPS) (OTC Bulletin Board: CPSX)

	Quarters Ended
	July 01,	June 25,
	2006	2005

Revenues	$2,628,020	$1,790,272

Net Income	$63,861	$105,642

Basic earnings per basic share	$0.01	$0.01

Weighted average basic shares	12,518,003	12,293,209

Diluted earnings per diluted share	$0.00	$0.01

Weighted average diluted shares	13,131,799	13,052,377

	Six-month Periods Ended
	July 01,	June 25,
	2006	2005

Revenues	$5,134,844	$3,214,752

Net Income	$387,678	$48,586

Basic earnings per basic share	$0.03	$0.00

Weighted average basic shares	12,423,598	12,293,209

Diluted earnings per diluted share	$0.03	$0.00

Weighted average diluted shares	13,005,312	12,672,793